Exhibit 15.1

Schedule I- Condensed Financial Information of Registrant

Höegh LNG Partners LP – Parent company (“Parent”)

CONDENSED STATEMENT OF INCOME AND COMPREHENSIVE INCOME (Restated)

(in thousands of U.S. dollars)	April 28 to December 31,
2014
Total Revenue	$13,269
COST AND EXPENSES
Administrative expenses	(1,718)
Interest Income	3,243
Interest Expense	(467)
Equity in earnings of subsidiaries	1,086
Equity in earnings (losses) of joint ventures	(2,158)
Net Income	13,255
Share of subsidiaries unrealized losses on cash flow hedge	(2,293)
Share of subsidiaries income tax benefit (expense)	(17)
Comprehensive income	$10,979

See accompanying notes to the Condensed Financial Information

CONDENSED BALANCE SHEET (Restated)

(in thousands of U.S. dollars)	As of December 31,
2014
Current assets
Cash	$27,155
Promissory note to subsidiaries	123,248
Demand note due from owner	143,241
Total current assets	293,644
Investments in subsidiaries	3,199
Total assets	$296,843
LIABILITIES AND PARTNERS’ CAPITAL
Trade Payables	155
Amounts due to owners and affiliates	213
Loans and promissory notes due to owners and affiliates	467
Total current liabilities	835
Accumulated losses of joint ventures	59,630
Total liabilities	60,465
Total Partners' capital	236,378
Total liabilities and Partner’s capital	$296,843

See accompanying notes to the Condensed Financial Information

Schedule I- Condensed Financial Information of Registrant - Continued

CONDENSED STATEMENT OF CASH FLOWS

(in thousands of U.S. dollars)	Year ended December 31,
2014
Net cash provided by operating activities	$11,981

INVESTING ACTIVITIES
Demand note due from owner	(140,000)
Net cash used in investing activities	(140,000)

FINANCING ACTIVITIES
Proceeds from initial public offering, net of underwriters' discounts and expenses of offering	203,467
Cash from proceeds of initial public offering distributed to Höegh LNG	(43,467)
Contributions from (distributions to) owner	-
Cash distributions to unitholders	(4,826)
Net cash provided by financing activities	155,174

Increase in cash and cash equivalents	27,155
Increase in cash	$27,155

See accompanying notes to the Condensed Financial Information

1. Basis of presentation

Höegh LNG Partners LP – Parent company is a Marshall Islands limited partnership formed on April 28, 2014, as such there is only one period reported in this condensed financial information.

In the parent-only financial statements, the investment in subsidiaries and investment in joint ventures are stated at cost plus equity in undistributed earnings of subsidiaries and accumulated losses in joint ventures since the date of acquisition and the closing of the initial public offering of Höegh LNG Partners LP (the “Partnership”) on August 12, 2014. The Partnership’s share of net income of its unconsolidated subsidiaries and joint ventures is included in the condensed income statement using the equity method. The Parent’s financial statements should be read in conjunction with the Partnership’s consolidated and combined carve-out financial statements contained elsewhere in the Partnership’s Amended Report on Form 20-F/A for the year ended December 31, 2014 (“Form 20-F/A”).

2. Restatement of previously issued financial statements

The Parent’s condensed financial statements for the year ended December 31, 2014 have been restated due to the restatement of the Partnership’s consolidated and combined carve-out financial statements as set forth in the Partnership’s Form 20-F/A.

The Partnership announced in August 2015 that it was reviewing its accounting treatment for certain Indonesian value added tax (“VAT”) and Indonesian withholding tax (“WHT”) transactions for the years ended December 31, 2014 and 2013 related to its subsidiary, PT Hoegh LNG Lampung. As a result of identifying additional VAT and WHT expenses recorded as part of the restatement, the Parent recognized previously deferred indemnification revenues of approximately $4.9 million. Due to the restatement, the Parent also adjusted its share of subsidiaries income tax benefit in the other comprehensive income. Further detail regarding the restatement adjustments can be found in note 2.d. in the Partnership’s consolidated and combined carve-out financial statements as set forth in the Partnership’s Form 20-F/A.

Schedule I- Condensed Financial Information of Registrant - Continued

The following table presents the effect of the restatement on the Parents’ condensed statement of income and comprehensive income:

	Year ended December 31, 2014
	As reported	Restatement adjustments	As restated
Total Revenue	$8,375	4,894	$13,269
COST AND EXPENSES
Administrative expenses	(1,718)	—	(1,718)
Interest Income	3,243	—	3,243
Interest Expense	(467)	—	(467)
Equity in earnings of subsidiaries	5,920	(4,834)	1,086
Equity in earnings (losses) of joint ventures	(2,158)	—	(2,158)
Net Income	13,195	60	13,255
Share of subsidiaries unrealized losses on cash flow hedges	(2,293)	—	(2,293)
Share of subsidiaries Income tax benefit	(76)	93	17
Comprehensive income	$10,826	153	$10,979

The following table presents the effect of the restatement on the Parent’s condensed balance sheets:

	As at December 31, 2014
(in thousands of U.S. dollars)	As reported	Restatement adjustments	As restated
Total current assets	$293,644	—	$293,644
Investments in subsidiaries	9,154	(5,955)	3,199
Total assets	$302,798	(5,955)	$296,843
LABILITIES AND PARTNER'S CAPITAL
Accrued liabilities and other payables	4,894	(4,894)	—
Other current liabilities	835	—	835
Total current liabilities	$5,728	(4,893)	$835
Accumulated losses of joint ventures	59,630	—	59,630
Total liabilities	65,358	(4,893)	60,465
Partners' capital
Total Partners' capital	237,440	(1,062)	236,378
Total liabilities and Partners' capital	$302,798	(5,955)	$296,843

3. Dividends

No cash dividends have been paid to the Parent from its subsidiaries and investees.

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